Exhibit 10.6

PNM RESOURCES, INC.

LONG-TERM INCENTIVE PLAN

TERMS AND CONDITIONS

PNM Resources, Inc. (the “Company”) has adopted the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (the “PEP”). Pursuant to the PEP, the Company’s Compensation and Human Resources Committee (the “Committee”) has developed the PNM Resources, Inc. Long-Term Incentive Transition Plan (the “Plan”) pursuant to which eligible officers may receive Performance Share Awards, Performance Cash Awards and time-vested Restricted Stock Rights Awards.

All of the Awards granted under the Plan are made pursuant to the PEP. In addition, all of the Awards are made subject to the provisions of the PEP and these Terms and Conditions. All of the terms of the PEP are incorporated into this document by reference. Capitalized terms used in but not otherwise defined in this document shall have the meanings given to them in the PEP.

1. Performance Share Awards.

(a) Determination of Relative TSR and FFO/Debt Ratio. The Committee will determine the Relative TSR and FFO/Debt Ratio for the Performance Period and the officer’s corresponding Performance Share Award, if any, within 60 days following the end of the Performance Period. The Committee then will certify and submit its determinations with respect to the Relative TSR and FFO/Debt Ratio and the number of Performance Shares to which an officer is entitled to the Board of Directors for review and approval. The Performance Shares to which an officer is entitled shall vest and become payable at the times described below.

(b) Separation from Service; Vesting. Upon an officer’s Separation from Service for any reason other than Cause prior to the end of the Performance Period, the officer shall be entitled to a prorated Award determined at the conclusion of the Performance Period based upon actual performance during the Performance Period. The prorated Award will be determined in accordance with the pro ration rules included in Subsection 13.1(a)(iv)(2) of the PEP. Pursuant to Section 13.5 of the PEP, the Committee has concluded that a prorated Award should be provided regardless of the reason for the officer’s Separation from Service. Upon an officer’s Separation from Service for Cause, all vested and unvested Performance Shares shall be canceled and forfeited immediately.

(c) Form and Timing of Delivery of Stock. All of the Performance Shares awarded and vested pursuant to the Plan will be paid in Stock within the first 90 days of the calendar year following the end of the Performance Period. The Performance Shares granted under this Plan are subject to the requirements of Section 409A of the Code. Accordingly, the restrictions described in Section 20.3 of the PEP apply to the Performance Shares.

(d) Performance-Based Awards. All Performance Share Awards payable to officers who are Covered Employees for the Company’s tax year that coincides with the Performance Period are intended to qualify as Performance-Based Awards granted pursuant to Section 12 of the PEP.

2. Performance Cash Awards.

(a) Determination and Payment of Award. The Committee will determine the Relative TSR and FFO/Debt Ratio for the Performance Period and each officer’s corresponding Performance Cash Award, if any, within 60 days following the end of the Performance Period. The Committee then will certify and submit its determinations to the Board. The amount payable to an officer will be paid, in one lump sum payment, on or before the March 15 following the end of the calendar year in which the Performance Period ends.

(b) Separation from Service. Upon an officer’s Separation from Service for any reason other than Cause prior to the end of the Performance Period, the officer shall be entitled to a prorated Award determined at the conclusion of the Performance Period based upon actual performance during the Performance Period. The prorated Award shall be based on the number of full months elapsed in the Performance Period as of the date of the officer’s Separation from Service compared to the number of full months included in the Performance Period. Upon an officer’s Separation from Service for Cause, all vested and unvested Performance Cash Awards shall be canceled and forfeited immediately.

(c) Performance-Based Awards. All Performance Cash Awards payable to officers who are Covered Employees for the Company’s tax year that coincides with the Performance Period are intended to qualify as Performance-Based Awards granted pursuant to Section 12 of the PEP.

3. Time-Vested Restricted Stock Rights Awards.

(a) Vesting.

(1) Except as set forth below, the time-vested Restricted Stock Rights shall vest in the following manner: (i) 33% of the time-vested Restricted Stock Rights will vest on the first anniversary of the Grant Date; (ii) an additional 34% of the time-vested Restricted Stock Rights will vest on the second anniversary of the Grant Date; and (iii) the final 33% of the time-vested Restricted Stock Rights will vest on the third anniversary of the Grant Date.

(2) Upon an officer’s involuntary or voluntary Separation from Service for any reason other than those set forth in Section 3(a)(3), the time-vested Restricted Stock Rights, if not previously vested, shall be canceled and forfeited immediately.

(3) Upon an officer’s Separation from Service due to death, Disability, Retirement, Impaction or Change in Control, any unvested time-vested Restricted Stock Rights shall become 100% vested in accordance with the applicable provisions of the PEP.

(b) Form and Timing of Delivery of Certificate. All of the time-vested Restricted Stock Rights awarded pursuant to this Plan will be paid in Stock in accordance with the following provisions:

(1) If any time-vested Restricted Stock Rights vest in accordance with Section 3(a)(1), the officer will receive the Stock payable with respect to such vested Restricted Stock Rights within 90 days following the dates on which the Restricted Stock Rights vest.

(2) If any time-vested Restricted Stock Rights vest in accordance with Section 3(a)(3), the officer will receive the Stock payable with respect to such Restricted Stock Rights within 90 days following the date of the officer’s Separation from Service.

(3) If the 90-day period during which payments may be made pursuant to Section 3(a)(1) or (3) begins in one calendar year and ends in another, the officer will receive the Stock in the second calendar year.

(4) All Stock will be awarded in accordance with the requirements of Section 409A of the Code and Section 20.3 of the PEP.

4. Adjustments. Neither the existence of the Plan nor the Awards shall affect, in any way, the right or power of the Company to make or authorize: any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business; or any merger or consolidation of the Company; or any corporate act or proceeding, whether of a similar character or otherwise; all of which, and the resulting adjustments in, or impact on, the Awards are more fully described in Section 5.3 of the PEP.

5. Dividend Equivalents. An officer will not be entitled to receive a dividend equivalent for any of the Performance Shares or time-vested Restricted Stock Rights granted under the Plan.

6. Status of Plan and Administration. The Plan and these Terms and Conditions shall at all times be subject to the terms and conditions of the PEP and shall in all respects be administered by the Committee in accordance with the terms of and as provided in the PEP. The Committee shall have the sole and complete discretion with respect to the interpretation of the Plan, these Terms and Conditions and the PEP, and all matters reserved to it by the PEP. The decisions of the majority of the Committee shall be final and binding upon an officer and the Company. In the event of any conflict between the terms and conditions of the Plan or these Terms and Conditions and the PEP, the provisions of the PEP shall control.

7. Waiver and Modification. The provisions of the Plan and these Terms and Conditions may not be waived or modified unless such waiver or modification is in writing signed by an authorized representative of the Committee.

8. Amendment or Suspension. The Committee, in its sole discretion, reserves the right to adjust, amend or suspend the Plan and these Terms and Conditions during the Performance Period except as otherwise provided in the PEP.

IN WITNESS WHEREOF, the Committee has caused these Terms and Conditions to be executed on March 22, 2011, by a duly authorized representative.

PNM RESOURCES, INC.

By	/s/ Alice A. Cobb
Alice A. Cobb
Senior Vice President and
Chief Administrative Officer

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